Exhibit 3.1

RESTATED AND AMENDED ARTICLES OF INCORPORATION

OF

GEORESOURCES, INC.

GeoResources, Inc., a Colorado corporation (hereinafter referred to as the "Corporation") pursuant to the provisions of the Colorado Business Corporation Act, hereby certifies to the Secretary of State of Colorado that:

FIRST:

The Corporation desires to restate and amend its Articles of Incorporation as currently in effect as hereinafter provided.

SECOND:

The provisions set forth in these Restated and Amended Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.  These Restated and Amended Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation, as amended, of the Corporation.

THIRD:

The Articles of Incorporation of the Corporation are hereby amended and restated by striking in their entirety all previous articles, and by substituting in lieu thereof the following:

ARTICLE I

Name

The corporate name of the Corporation shall be: GeoResources, Inc.

ARTICLE II

Purpose

The object for which the Corporation is formed and incorporated is for the purpose of exploring, developing, and marketing natural resources, and to do everything necessary and incidental to carrying such object.

ARTICLE III

Duration

The Corporation shall have perpetual existence.

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ARTICLE IV

Shares

The authorized capital stock of GeoResources, Inc. is Ten Million (10,000,000) shares of common stock with a par value of one cent ($.01) per share.  All of the shares when issued are fully paid and nonassessable.  Each share when issued is entitled to one vote for all purposes at all shareholders meetings and each share is equal to each other with respect to liquidation and dividend rights.

ARTICLE V

Directors

The affairs and management of the Corporation are to be under the control of a board of directors consisting of not less than three (3) members nor more than ten (10) members.  Directors may be removed at any time by a majority vote of the outstanding voting stock, and at that time other directors may be elected.

ARTICLE VI

Principal Office

The principal office of the Corporation is located at 1407 West Dakota Parkway, Suite 1-B, Williston, North Dakota 58801.

ARTICLE VII

Powers

The Corporation shall have the power to conduct business in the State of Colorado, any other state of the United States and in foreign countries and shall have the power to have one or more offices out of the State of Colorado.  It shall also have power to hold, purchase, mortgage, lease, claim, convey, and to otherwise acquire and dispose of real and personal property out of the State of Colorado.

ARTICLE VIII

Bylaws

The directors of the Corporation shall have the power to make such bylaws as they deem proper for the management of the affairs of the Corporation.

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ARTICLE IX

Cumulative Voting

Cumulative voting shall be allowed.

ARTICLE X

Preemptive Rights

No holder of any stock or other security of the Corporation shall have any preemptive right to subscribe for or purchase his proportionate share of any stock or other security of the Corporation now or hereafter authorized or issued or of treasury shares sold or otherwise disposed of by the Corporation.

ARTICLE XI

Elimination of Personal Liability of a Director

To the fullest extent permitted by Colorado law, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE XII

Indemnification of Directors

The Corporation shall indemnify and advance expenses to a director of the Corporation to the fullest extent permitted by Colorado law, as the same exists or may hereafter be amended.

FOURTH:

By unanimous written action of the Board of Directors of the Corporation, the Board of Directors duly advised the foregoing Restated and Amended Articles of Incorporation, and by vote of the stockholders of the Corporation at a duly called meeting, the stockholders duly approved said Restated and Amended Articles of Incorporation in compliance with the CBCA.

FIFTH:

The number of votes cast for the amendments contained in these Restated and Amended Articles of Incorporation by each voting group entitled to vote separately on the amendments was sufficient for approval by that voting group.

The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing and to which the Secretary of State may deliver notice if filing of this document is refused, are: David A. Thayer, Esq., Jones & Keller, P.C., 1625 Broadway, Suite 1600, Denver, CO 80202, (303) 573-1600.

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